Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

FDA LIFTS FULL CLINICAL HOLD ON REPROS’ PROELLEX®
Company allowed to conduct low dose study to determine whether a safe and potentially effective dose of Proellex can be developed

THE WOODLANDS, Texas – June 11, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced it has received written confirmation from the FDA noting the full clinical hold on Proellex® has been lifted. The Company will be allowed to run a single study under the new partial clinical hold status. The new low dose study is designed to explore both safety and signals of efficacy in an escalating dose fashion.

The new study will test 5 different doses of Proellex (1, 3, 6, 9 and 12 mg) with 1 mg being the first dose tested. Each dose will be compared to placebo with weekly assessments of liver function during both the placebo and drug period. Higher doses will not be studied until the Company is confident that it is safe to proceed to the next dose and has reported the safety findings to the FDA. Subjects will be dosed with the active drug for 10 weeks, which will allow for adequate time to determine the impact of a given dose on trends in liver function. Each dose will be tested in 12 different subjects and assessment of pharmacokinetic parameters will be obtained at start of dosing and end of the dosing period to determine overall and maximum drug exposure for a given dose. The Company will also monitor changes in menstrual bleeding patterns and ovulation as well as changes in endometrial thickness. The FDA requires that an independent Drug Safety Monitoring Board be established and that the “Informed Consent” clearly state the liver toxicity previously experienced with Proellex. The Company believes the toxicity experienced was dose dependent and that the lower doses being tested now are outside the range where toxicity was previously seen.

In a 120 patient study of Proellex as a treatment of uterine fibroids conducted in the United States (roughly 40 subjects per arm) both a 12.5 and 25 mg dose of Proellex were compared to placebo. In this study both the 12.5 and 25 mg doses achieved highly statistically significant results when compared to placebo when menstrual bleeding was assessed (p< 0.0001). The two doses also achieved highly statistically significant improvement in quality of life measures using the Uterine Fibroid Symptom Quality of Life questionnaire developed and validated by Georgetown University and used in the development of device like treatments of uterine fibroids such as uterine artery embolization. There was no statistical difference in efficacy measures between the two doses. Importantly in the Phase II US trial a significant percentage of women stopped menstruating. Over 80% of women on both the 12.5 and 25 mg doses exhibited no menses during the three month trial whereas all women on placebo exhibited at least one menses. The Company believes that the evaluation of ovulation and menstrual bleeding patterns in the low dose trial will provide strong evidence for efficacy warranting further development.

The Company plans to proceed with the manufacture of the lower doses of Proellex capsules and hopes to begin dosing subjects this summer. Though the new study is more complex than that originally submitted to the FDA, the Company believes it can complete the trial within roughly 18 months after first dose.  Presuming a safe and effective dose is identified and the FDA is in agreement, Repros anticipates that it will be able to proceed with large efficacy trials for both uterine fibroids and endometriosis, subject to available funds, or outlicense of the product to a major pharmaceutical company.

Repros is presently sufficiently capitalized to commence the study due to the proceeds it has generated from the direct sales of shares of common stock into the capital market from its shelf registration statement, with Ladenburg Thalman as placement agent. To date the Company has raised over $5.5 million since it has begun the trading program. No warrants or discounted shares have been offered or issued as part of this "at the market" financing.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.